NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	SVP, CFO and Treasurer	Robert T. Ray	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
TUESDAY, SEPT. 27, 2005

GROUP 1 AUTOMOTIVE ASSESSING HURRICANE DAMAGE TO BEAUMONT, TEXAS, DEALERSHIPS

Company’s Houston- and New Orleans-area Dealerships Not Impacted by Hurricane Rita

HOUSTON, Sept. 27, 2005 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 specialty retailer, announced today that it is assisting affected employees and assessing damage at its two Beaumont, Texas, dealerships in the aftermath of Hurricane Rita.

The company also reported that its Houston-area and New Orleans-area dealerships were not impacted by the storm. The company’s nine Houston-area dealerships have resumed normal operations, while four of its six dealerships in the New Orleans area continue to operate after being temporarily closed following Hurricane Katrina.

The company has established a hotline (888-208-7502) to communicate with its 205 Beaumont-area employees and assist them as needed with temporary housing, food, clothing and other necessities. The company also indicated that relief funds raised for its employees affected by Hurricane Katrina will be made available to those impacted by Hurricane Rita.

Preliminary damage assessments at the two Beaumont dealerships indicate no flooding and only minor-to-moderate damage. Although utility services have been interrupted and many residents have yet to return to the area, the company is working to resume operations as quickly as possible.

The two Beaumont dealerships, located approximately 18 miles northwest of Port Arthur where Hurricane Rita made landfall, are composed of 11 franchises, including BMW, Buick, Cadillac, Chrysler, Dodge, GMC, Honda, Jeep, Mercedes-Benz, Nissan and Pontiac. On a combined basis, the two dealerships represented 2.4 percent of Group 1’s total new vehicle unit sales during the first six months of 2005.

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 143 franchises, 33 brands and 31 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships and Internet sites, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.